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                                                        EXHIBIT I

              ENTERGY CORPORATION AND SUBSIDIARIES
                      CAPITALIZATION RATIOS
                       September 30, 1998
                           (Unaudited)

                                                  Consolidated    Equity        Debt
                                                    per 10-Q

Long-term debt                                       8,942,186                   8,942,186
Currently maturing long-term debt                      323,992                     323,992
Notes payable                                          414,052                     414,052
Obligations under capital leases                       233,482                     233,482
Obligations under capital leases-current               138,526                     138,526
Subsidiaries' preferred stock with sinking fund        178,755                     178,755
Subsidiary's preference stock                          150,000                     150,000
Company-obligated mandatorily redeemable
 preferred securities of subsidiary trusts
 holding solely junior subordinated deferrable
 debentures                                            215,000      215,000
Company-obligated redeemable preferred securities
 of subsidiary holding solely junior subordinated
 deferrable debentures                                 300,000      300,000
Subsidiaries' preferred stock without sinking
 fund                                                  334,455      334,455
Common Stock                                             2,468        2,468
Paid-in capital                                      4,629,098    4,629,098
Retained earnings                                    2,365,285    2,365,285
Cumulative foreign currency translation
 adjustment                                            (88,373)     (88,373)
Less - treasury stock                                    6,188        6,188
                                                    ----------    ---------     ----------
     Total                                          18,132,738    7,751,745     10,380,993
                                                    ==========    =========     ==========
Amounts in millions of dollars                          18,133        7,752         10,381
Capitalization ratios                                   100.0%        42.7%          57.3%


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